For more information call:
Warren R. Nelson
(813) 961-0944

SHELLS SEAFOOD RESTAURANTS, INC.
NAMES RESTAURANT VETERAN MARC BERNSTEIN AS CEO

TAMPA, FL, April 1, 2008 - Shells Seafood Restaurants, Inc. (OTC Bulletin Board: SHLL) announced that Marc Bernstein, 38, a veteran restaurateur, has been named Chief Executive Officer to be effective April 14, 2008.

Mr. Bernstein had been employed for over 10 years with Dallas BBQ, a chain of seven high volume restaurants located in New York City, NY, where he served in several leadership positions, including its Director of Operations. Prior to Dallas BBQ, Mr. Bernstein has been the owner / operator of several restaurant concepts in the New York area.

“We are delighted to welcome someone with Marc’s extensive restaurant experience to lead Shells through these difficult economic times,” said Shells Chairman of the Board Philip Chapman. “His high energy, hands-on management style will be ideal for leading the Shells brand back toward financial stability, profitability and growth.”

Mr. Bernstein replaces Leslie Christon, who left the company in March 2008 to pursue other opportunities. The Company also stated that Warren Nelson will retain the title of President, Chief Financial Officer of Shells. Mr. Nelson, who has served Shells for 14 years as its CFO, had been named interim President upon the departure of Mrs. Christon.

The Company manages and operates 23 full-service, neighborhood seafood restaurants in Florida under the name “Shells”. Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, crawfish, mussels, scallops, lobster, crab and daily fresh fish specials, cooked to order in a variety of ways: steamed, sautéed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, appetizers, salads, desserts and full bar service.

In addition to seasonal fluctuations, the Company’s quarterly and annual operating results are affected by a wide variety of other factors that could materially and adversely affect revenues and profitability, including changes in consumer preferences, tastes and eating habits; increases in food, labor costs and other operating expenses; the availability of food acceptable to our quality standards at acceptable prices; the availability of qualified labor; national, regional and local economic and weather conditions; international economic, cultural and political conditions; promotional timings and seasonality; demographic trends and traffic patterns; changes in travel and tourism tendencies, particularly in light of world events; competition from other restaurants and food service establishments; availability of third party financing to fund capital or operating activities, if required; changes in personnel, including senior management; and the timing, costs and charges relating to restaurant openings, closings and remodelings. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition and stock price. Furthermore, this press release and other documents filed by the Company with the Securities and Exchange Commission (“SEC”) contain certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties, including those mentioned above, which may cause results to differ significantly from these forward-looking statements. The Company undertakes no obligation to update these forward looking statements on a regular basis. An investment in the Company involves various risks, including those mentioned above and those that are detailed from time-to-time in the Company’s SEC filings.

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